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                                  PRESS RELEASE




PATAPSCO BANCORP, INC.
For further information contact Joseph J. Bouffard, President
410-285-9327 (email: jbouffard@patapscobank.com)

              PATAPSCO BANCORP, INC. ANNOUNCES 1st QUARTER EARNINGS
              -----------------------------------------------------

Baltimore, Md. October 20, 2005 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced earnings of $313,000 or $.16 fully diluted earnings per share for the Company's first quarter ended September 30, 2005 compared to earnings of $334,000 or $.17 fully diluted earnings per share for the comparable period in the prior year. This represented a 6.3% decrease in earnings for the period and a 5.9% decrease in fully diluted earnings per share.

         The Company's return on average assets and return on average equity were .61% and 7.09% respectively, for the quarter ended September 30, 2005 on an annualized basis.

         As of September 30, 2005, Patapsco Bancorp, Inc. reported assets of $207 million, loans of $166 million and total stockholders' equity of $17.8 million compared to assets of $205 million, loans of $161 million and total stockholders' equity $17.6 million at June 30, 2005, the Company's previous fiscal year end.

         In regards to credit quality at the Company's principal subsidiary, The Patapsco Bank, non-performing assets were 0.05% of total assets at the end of the Company's first quarter representing no change from the Company's previous fiscal year end.

         Attached hereto is a summary of the unaudited financial highlights for the period and a comparison to the same period in the previous year.

         The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Parkville, Glen Arm and Carney and its Baltimore City office located in Hampden.

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FINANCIAL HIGHLIGHTS (UNAUDITED)
PATAPSCO BANCORP, INC. AND SUBSIDIARY
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
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                                                         At or For the Three Months Ended
                                                                     30-Sep
                                                       -------------------------------------
(Dollars in thousands, except per share data) (1)            2005 (1)         (2004)
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
OPERATING RESULTS:
Interest income                                             $  3,046         $  2,965
Interest expense                                               1,025              937
                                                            --------         --------
Net interest income                                            2,021            2,028
Provision for loan losses                                         20               35
                                                            --------         --------
Net interest income after provision
   for loan losses                                             2,001            1,993
Other Noninterest income                                         180              130
Gain on Sale of office building                                   63                0
Noninterest expense                                            1,744            1,602
Provision (benefit) for income taxes                             187              187
                                                            --------         --------
Net income                                                  $    313         $    334
                                                            ========         ========

Net income per share, diluted                               $   0.16         $   0.17
Net income per share, basic                                 $   0.18         $   0.20

PER SHARE DATA: (END OF PERIOD)
Book Value per Common share                                 $  10.90         $  10.46
Tangible Book value per share                               $   8.06         $   7.61
Period End Common Stock Price                               $  11.00         $  12.45
Stock Price as a percentage of tangible book value            136.48%          163.60%

PERFORMANCE RATIOS: (2)
Return on average assets                                        0.61%            0.64%
Return on average equity                                        7.09%            7.92%
Net interest margin                                             4.24%            4.17%
Net interest spread                                             4.01%            3.96%

                                                        --------------------------------
                                                                       AT
                                                        --------------------------------
                                                          September 30,      June 30
                                                              2005            2005
                                                        --------------------------------
BALANCES
Net Loans                                                   $165,636         $161,094
Total Assets                                                $207,247         $204,704
Deposits                                                    $164,086         $164,320
Borrowings                                                  $ 23,899         $ 20,233
Stockholders' Equity                                        $ 17,841         $ 17,587

CAPITAL & CREDIT QUALITY RATIOS
Stockholders' equity to total assets                            8.61%            8.59%
Allowance for loan losses to total loans                        0.57%            0.58%
Nonperforming assets to total assets                            0.05%            0.05%
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(1) September 2005 figures are unaudited
(2) Amounts for the three month periods ended September 30, 2005 and 2004 are annualized.